Exhibit 3.04
                             Articles of Amendment
                       To the Articles of Incorporation of
                          The Hartcourt Companies, Inc.

         Pursuant to the provisions of sections 16-10a-1001 and 16-10a-1006 of the Utah Revised Business Corporation Act, the undersigned corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation.

         FIRST: The name of the corporation is The Hartcourt Companies, Inc.

         SECOND: The following amendment to the Articles of Incorporation was duly adopted by the corporation's shareholders on July 20, 2001 at the corporation's annual meeting of shareholders. At that time, there were 72,452,248 shares of Common Stock of the Company which were entitled to vote on such amendment, with 41, 287,781 votes indisputably represented at such meeting of shareholders. 41,287,781 shares were voted in favor of the amendment, with no votes opposing the amendment was sufficient for approval of this amendment.

         The amendment is as follows:

                                   Article IV
                                   ----------

                                      Stock
                                      -----

         "The total number of shares which the cooperation shall have the authority to issue is 250,000,000, consisting of 239,999,000 shares of Common Stock, par value $0.001 per share ("Common Stock"), 1,000 shares of Preferred Stock, have a par value of $0.01 per share (the "Original Preferred Stock"), and 10,000,000 shares of Preferred Stock, having a par value of $0.01 per share (the "Class A Preferred Stock").

         "The relative rights, preferences, privileges, limitations and restrictions relating to the Common Stock, the Original Preferred Stock and the Class A Preferred Stock are as set forth in the STATEMENT OF THE RIGHTS AND PREFERENCES OF COMMON STOCK, ORIGINAL PREFFERED STOCK, AND CLASS A PREFFERED STOCK OF THE HARTCOURT COMPANIES, INC., attached thereto as Exhibit A and by this reference incorporated herein.

         "Dividends may be paid upon the common shares as and when declared by the Board of Directors out of any funds legally available therefore."



         IN WITNESS WHEREOF, the undersigned Officer having been thereto duly authorized, has executed the foregoing Articles of Amendment for the cooperation under penalty of perjury under the laws of the State of Utah this 13th day of March, 2003.



                  THE HARTCOURT COMPANIES, INC.


                  /s/    David Chen
                  ----------------------------------------------
                         David Chen, Chief Executive Officer